Gramercy Property Trust Announces $300.5 Million Portfolio Acquisition,

Updates 2015 Outlook and Increases Quarterly Common Stock Dividend

Company to Host 11:00 AM EDT Conference Call

New York, NY – June 11, 2015 – Gramercy Property Trust Inc. (NYSE: GPT), a real estate investment trust, announced today that it closed on a 20-year sale leaseback transaction with Life Time Fitness Inc. to acquire a portfolio of ten, large-format, high-end fitness centers for an aggregate purchase price of approximately $300.5 million.  The portfolio totals approximately 1.3 million square feet located in major markets across the United States.  For the combined portfolio, Year 1 net operating income is anticipated to be approximately $19.5 million (6.5% initial cash cap rate; 7.5% annualized straight-line cap rate).

The Company also announced that it is updating its previously announced outlook for 2015 to take into account stronger than expected acquisition volume to date and the $271.3 million equity offering completed on April 14,  2015.  No additional follow-on equity offerings during 2015 are assumed or required in connection with the updated outlook.

•	Core FFO of more than $1.00/share for the second half of 2015 (Q3 and Q4 combined)
•	Acquisitions of approximately $250 million for the remainder of the year and full year acquisitions of approximately $1.2 billion
•	Asset dispositions of approximately $150 million through the balance of 2015
•	Q2 Core FFO of $0.43/share - $0.45/share

The Company also announced that its Board of Directors declared a second quarter 2015 dividend of $0.22 per common share, an increase of 10% over the previous quarterly dividend. The dividend is payable on July 15, 2015 to holders of the Company’s common stock and to unitholders of GPT Property Trust LP of record as of the close of business on June 30, 2015.

The Board of Directors also declared a dividend on the 7.125% Series B Cumulative Redeemable Preferred Stock for the quarter ending June 30, 2015 in the amount of $0.44531 per share, payable on June 30, 2015 to preferred stockholders of record as of the close of business on June 19, 2015.

The Company's executive management team will host an investor call and audio webcast today, Thursday, June 11, 2015, at 11:00 AM EDT.  The live call will be webcast in listen-only mode on the Company’s website at www.gptreit.com. The presentation may also be accessed by dialing (877) 264-6786 or for international participants (412) 542-4146.  A replay of the call will be available from June 11, 2015 at 2:00 PM EDT through June 25, 2015 by dialing (877) 344-7529 or for international participants (412) 317-0088, using the access code 10067357.

Presentation materials will be posted on the Company’s website, www.gptreit.com, in the Investor Relations section under the “Events and Presentations” tab.  The Company intends to host an investor/analyst property tour of one of its Life Time Fitness facilities in early July.

About Gramercy Property Trust

Gramercy Property Trust Inc. is a leading global investor and asset manager of commercial real estate. Gramercy specializes in acquiring and managing single-tenant, net-leased industrial and office properties purchased through sale-leaseback transactions or directly from property developers and owners. We focus on income producing properties leased to high quality tenants in major markets in the United States and Europe.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gptreit.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including the factors listed in the Company's Annual Report on Form 10-K, in the Company's Quarterly Reports on Form 10-Q and in the Company's Current Reports on Form 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the SEC.